News Release

Investor Relations Contacts:
Michael Beaulieu
Director, Investor Relations
(609) 750-2827
michael.beaulieu@integralife.com

Media Contact:
Laurene Isip
Senior Director, Global Corporate Communications
(609) 750-7984
laurene.isip@integralife.com

Integra LifeSciences Reports First Quarter 2020 Financial Results
Princeton, New Jersey, May 7, 2020 - Integra LifeSciences Holdings Corporation (NASDAQ: IART), a leading global medical technology company, today reported financial results for the first quarter ending March 31, 2020.
First Quarter 2020 Financial Summary

•
Reported revenues were $354.3 million, representing a decrease of (1.5)% on a reported basis and (0.1)% on an organic basis, compared to the prior year. These results are in line with the preliminary results provided on April 7, 2020;

•
GAAP earnings per diluted share were $0.11, compared to GAAP earnings of $0.38 in the first quarter of 2019. Adjusted earnings per diluted share were $0.48, compared to $0.65 in the prior year. The decline in earnings was largely attributable to the negative impact of COVID-19;

•
For the first two and a half months of the first quarter of 2020, revenue was trending at the higher end of the Company’s expectations. The Company estimates the revenue impact from the decline in surgical procedures related to COVID-19 during the second half of March to be between $20 and $25 million;

•
Consistent with our previous communication on April 7, 2020, the Company's full-year 2020 guidance, provided on February 19, 2020, remains withdrawn due to the uncertainty related to the decline and recovery in surgical procedures resulting from COVID-19.

“The COVID-19 pandemic has had such a profound impact on families, communities and the global healthcare system. Throughout this period, Integra has remained focused on safeguarding the health and well-being of our people, while continuing to deliver lifesaving products to our customers and patients," said Peter Arduini, Integra's president and chief executive officer. "I remain extremely proud of our people’s spirit, resilience and professionalism, supporting each other, while navigating through these unprecedented times.”

The Company reported GAAP gross margin of 62.3%, compared to 64.2% in the first quarter of 2019. Adjusted gross margin was 68.3% compared to 68.4% in the prior year.

Adjusted EBITDA for the first quarter of 2020 was $75.7 million, or 21.4% of revenue, compared to $87.4 million, or 24.3% of revenue, in the prior year.
The Company reported GAAP net income of $9.2 million, or $0.11 per diluted share, in the first quarter of 2020, compared to GAAP net income of $32.8 million, or $0.38 per diluted share, in the prior year.
Adjusted net income for the first quarter of 2020 was $41.3 million, compared to $56.4 million in the prior year.
The decreases in gross margin, EBITDA and net income are primarily attributable to COVID-19, which resulted in lower than expected revenues, as non-emergent surgical procedures were deferred, primarily in the U.S.  This decline in U.S. revenue relative to growth in international revenue resulted in an unfavorable gross margin compared to original expectations.  Additionally, lower revenue levels relative to our selling, general and administrative costs, research and development costs and a higher tax rate contributed to the declines in net income, and were similarly driven by COVID-19.
Integra's financial position and liquidity remain strong. In early February, the Company renegotiated the terms of its $2.2 billion bank facility, extended the maturity of its credit agreement by two years to 2025, and issued a $575 million convertible note with a 0.5% fixed interest rate. The Company ended the quarter with $358 million in cash and cash equivalents, $1.15 billion in undrawn revolver capacity, and a net debt bank leverage ratio of 3.1x. The Company previously reported in February that it had entered into an accelerated share repurchase (ASR) agreement to repurchase, in aggregate, approximately $92.4 million of the Company’s common stock.  Approximately 80% of the shares to be repurchased were received by the company in the first quarter, and the Company expects that all repurchases under the ASR will be completed by the end of the second quarter.

Impact of COVID-19
Integra's primary focus during this global crisis remains on supporting patients, providing customers with life-saving products and protecting the well-being of its employees.
For the first two and a half months of the first quarter of 2020, revenue was trending at the higher end of our expectations. However, as noted in the Company's April 7, 2020 press release, surgical procedures declined significantly in the second half of March as healthcare providers reallocated resources to address the increasing demands caused by COVID-19.

The Company has estimated the revenue impact from the decline in surgical procedures to be approximately $20 to $25 million in the first quarter. Based on April trends and the ongoing impact from restrictions on surgical procedures and shelter-in-place policies, the Company expects a more substantial negative impact on second quarter performance.
In February, the Company implemented contingency plans to address the operational impact of COVID-19, focusing primarily on the Asia Pacific region. During March, the rapid and evolving spread of the virus resulted in an unprecedented challenge to the global healthcare industry. In response to the challenge, the Company expanded its contingency plans to enable its manufacturing and distribution sites around the world to continue operating at levels required to meet demand and to provide for the safety of its employees. In addition, in April, the Company initiated significant cost-savings measures, which include the following:

•	Reduced executive management and board cash compensation

•	Reduced cash compensation for all other employees through reduced commissions, reduction in hours and/or furloughs

•	Hiring freeze, elimination of overtime, cessation of third-party services and temporary contractor relationships, and

•	Significant reduction in capital expenditures and discretionary spending including travel, events and marketing programs

These comprehensive spending cuts were necessary to protect our financial strength in the face of near-term challenges. Yet, despite those challenges, the Company remains focused on managing the business for the long-term, including preserving full time jobs needed to support the expected rebound in surgical procedure volumes. Our adaptability and resiliency in the face of this unprecedented crisis is made possible in part by prior investments in technology infrastructure and operations as well as our talented and committed global workforce. And despite the current cost-reduction measures, we continue to prioritize and invest in our critical R&D and clinical programs.

2020 Full-Year Outlook
Given the existing uncertainty related to COVID-19, the Company’s guidance for the full-year 2020, issued on February 19, 2020, remains withdrawn as announced on April 7, 2020.
Supplemental financial and operational information is included in a presentation that can be found in the "Investor" section of the Company's website at investor.integralife.com under "Events & Presentations".
In the future, the company may record, or expects to record, gains or losses, expenses, or charges as described in the Discussion of Adjusted Financial Measures below, which will be excluded from the calculation of adjusted EBITDA, adjusted earnings per share for historical periods and in adjusted earnings per share guidance.

Conference Call and Presentation Available Online
Integra has scheduled a conference call for 8:30 AM ET today, Thursday, May 7, 2020, to discuss financial results for the first quarter. The conference call will be hosted by Integra's senior management team and will be open to all listeners. Additional forward-looking information may be discussed in a question and answer session following the call.
Integra's management team will reference a presentation during the conference call. The presentation can be found on investor.integralife.com.
Access to the live call is available by dialing (800) 263-0877 and using the passcode 5089204. The call can also be accessed via a webcast link provided on investor.integralife.com. A replay of the call will be available until May 15, 2020 by dialing (888) 203-1112 and using the passcode 5089204. The webcast will also be archived on the website.

About Integra
Integra LifeSciences is a global leader in regenerative technologies, neurosurgical and extremity orthopedic solutions dedicated to limiting uncertainty for clinicians, so they can focus on providing the best patient care. Integra offers a comprehensive portfolio of high quality, leadership brands that include AmnioExcel®, Bactiseal®, Cadence®, Certas™, Codman®, CUSA®, DuraGen®, DuraSeal®, ICP Express®, Integra®, MediHoney®, MicroFrance®, PriMatrix®, Salto Talaris®, SurgiMend®, TCC-EZ®, Titan™ and VersaTru™.  For the latest news and information about Integra and its brands, please visit www.integralife.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect the Company's judgment as of the date of this release.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Some of these forward-looking statements may contain words like “will,” “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements contained in this news release include, but are not limited to, statements concerning the expected impact of COVID-19 on the Company; the impact of contingency plans and cost-savings measures; the Company’s liquidity and financial position; future financial performance, including projections for revenues, expected revenue growth (both reported and organic), GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, non-GAAP adjustments such as structural optimization charges, acquisition and integration-related charges, COVID-19 related charges, EU Medical Device Regulation-related charges, litigation charges, discontinued product line charges, intangible asset amortization expense, expenses related to debt refinancing, convertible debt non-cash interest, and income tax expense (benefit) related to non-GAAP adjustments and other items. Statements of past performance, efforts, or results about which assumptions or inferences may be made can also be forward-looking statements and are not indicative of future performance or results.  Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain, difficult to predict, and may be outside of the company's control; these assumptions include, but are not limited to, when the impacts of COVID-19 may be the most severe and when and how the impacts of COVID-19 will subside. It is important to note that the Company’s goals and expectations are not predictions of actual performance.  Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited to, the following: risks and uncertainties associated with medical epidemics or pandemics, such as the COVID-19 pandemic, including, without limitation, disruptions in operations, diversion of management and resources, the accuracy of procedural volume information, material cancellations and delays of procedures, reduced capital spending by healthcare institutions, impaired and disrupted global economic conditions relative to healthcare spending and access to credit markets, and delays in the development of clinical data and medical education, including data and education relevant to the impact of infectious disease on the use of the Company’s products; the Company's ability to execute its operating plan effectively; the Company’s ability to achieve sales growth in a timely fashion and execute on its channel expansion in its Orthopedics and Tissue Technologies segment; the Company’s ability to successfully integrate the Codman Neurosurgery business and other acquired businesses, including the realignment of acquired global sales territories; the Company's ability to manufacture and ship sufficient quantities of its products to meet its customers' demands; the ability of third-party suppliers to supply us with raw materials and finished products; global macroeconomic and political conditions; the Company's ability to manage its direct sales channels effectively; the sales performance of third-party distributors on whom the Company relies to generate revenue for certain products and geographic regions; the Company's ability to maintain relationships with customers of acquired entities and businesses; physicians' willingness to adopt and third-party payors' willingness to provide or maintain reimbursement for the Company's recently launched, planned and existing products; initiatives launched by the Company's competitors; downward pricing pressures from customers; the Company's ability to secure regulatory approval for products in development; the Company's ability to remediate quality systems violations; fluctuations in hospitals' spending for capital equipment; the Company's ability to comply with and obtain approvals for products of human origin and comply with regulations regarding products containing materials derived from animal sources; difficulties in controlling expenses, including costs to procure and manufacture our products; the impact of changes in management or staff levels; the impact of goodwill and intangible asset impairment charges if future operating results of acquired businesses are significantly less than the results anticipated at the time of the acquisitions, the Company's ability to leverage its existing selling organizations and administrative infrastructure; the Company's ability to increase product sales and gross margins, and control non-product costs; the Company’s ability to achieve anticipated growth rates, margins and scale and execute its strategy generally; the amount and timing of acquisition and integration-related costs; the geographic distribution of where the Company generates its taxable income; the effect of legislation effecting healthcare reform in the United States and internationally; fluctuations in foreign currency exchange rates; the amount of our bank borrowings outstanding and other factors influencing liquidity; and the economic, competitive, governmental, technological, and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2019 and information contained in subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide certain non-GAAP measures, including organic revenues, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted net income, adjusted earnings per diluted share, free cash flow and adjusted free cash flow conversion. Organic revenues consist of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures and discontinuances. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); and (v) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) acquisition and integration-related charges; (iii) COVID-19 related charges; (iv) EU Medical Device Regulation-related charges; (v) litigation charges; (vi) discontinued product lines charges; (vii) intangible asset amortization expense; (viii) expenses related to debt refinancing; (ix) convertible debt non-cash interest; and (x) income tax impact from adjustments. The adjusted earnings per diluted share measure is calculated by dividing adjusted net income attributable to diluted shares by diluted weighted average shares outstanding. The measure of free cash flow consists of GAAP net cash provided by operating activities less purchases of property and equipment. The adjusted free cash flow conversion measure is calculated by dividing free cash flow by adjusted net income.

Reconciliations of GAAP revenues to organic revenues, GAAP adjusted net income to adjusted EBITDA and adjusted net income, and GAAP earnings per diluted share to adjusted earnings per diluted share all for the quarters ended March 31, 2020 and 2019, and the free cash flow and free cash flow conversion for the quarters ended March 31, 2020 and 2019, appear in the financial tables in this release.

The Company believes that the presentation of organic revenues and the other non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Total revenues, net	$354,324	$359,690

Costs and expenses:
Cost of goods sold	133,476	128,912
Research and development	20,816	18,321
Selling, general and administrative	165,952	174,870
Intangible asset amortization	6,977	5,279
Total costs and expenses	327,221	327,382

Operating income	27,103	32,308

Interest income	2,570	2,428
Interest expense	(17,752)	(13,149)
Other income (loss), net	(479)	3,236
Income before taxes	11,442	24,823
Income tax expense (benefit)	2,262	(7,933)
Net income	$9,180	$32,756

Net income per share:
Income from continuing operations	$0.11	$0.38
Diluted net income per share	$0.11	$0.38

Weighted average common shares outstanding for diluted net income per share	85,892	86,258

The following table presents revenues disaggregated by the major sources for the three months ended March 31, 2020 and 2019 (amounts in thousands):

	Three Months Ended March 31,
	2020	2019	Change
Neurosurgery	$184,943	$179,520	3.0%
Instruments(1)	46,497	55,048	(15.5)%
Total Codman Specialty Surgical	$231,440	$234,568	(1.3)%

Wound Reconstruction and Care	72,267	74,963	(3.6)%
Extremity Orthopedics	21,472	22,685	(5.3)%
Private Label	29,145	27,474	6.1%
Total Orthopedics and Tissue Technologies	122,884	125,122	(1.8)%
Total reported revenues	$354,324	$359,690	(1.5)%

Impact of changes in currency exchange rates	1,691	—
Less contribution of revenues from acquisitions	(242)	—
Less contribution of revenues from divested products	(132)	(1,438)
Less contribution of revenues from discontinued products	(6,815)	(9,030)
Total organic revenues(2)	$348,826	$349,222	(0.1)%

(1) Prior period amounts were reclassified between categories within the Codman Specialty Surgical segment to conform to the current period presentation.
(2) Organic revenues have been adjusted to exclude foreign currency (current period), acquisitions and to account for divested and discontinued products.

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended March 31, 2020

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort.(d)	OI&E(e)	Tax(f)
Structural optimization charges	2,896	502	2,394	—	—	—	—
Acquisition and integration-related charges(1)	6,166	2,583	4,634	(1,051)	—	—	—
COVID-19 related charges	4,706	2,996	1,710	—	—	—	—
Litigation charges	345	—	345	—	—	—	—
EU Medical Device Regulation charges	2,187	41	2,146	—	—	—	—
Discontinued product lines charges	3,185	3,185	—	—	—	—	—
Intangible asset amortization expense	18,666	11,689	—	—	6,977	—	—
Convertible debt non-cash interest	2,529	—	—	—	—	2,529	—
Expenses related to debt refinancing	2,740	—	—	—	—	2,740	—
Estimated income tax impact from above adjustments and other items	(11,255)	—	—	—	—	—	(11,255)
Total adjustments	$32,165	$20,996	$11,229	$(1,051)	$6,977	$5.269	$(11,255)

Depreciation expense	10,484	—	—	—	—	—	—

a)	COGS - Cost of goods sold

b)	SG&A - Selling, general and administrative

c)	R&D - Research & development

d)	Amort. - Intangible asset amortization

e)	OI&E - Other income & expense

f)	Tax - Income tax expense (benefit)

(1) Acquisition and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, and Rebound Therapeutics acquisitions and include banking, legal, consulting, systems, and other expenses.

Three Months Ended March 31, 2019
(In thousands)

Item	Total Amount	COGS (a)	SG&A (b)	R&D (c)	Amort. (d)	Tax (e)
Structural optimization charges	4,797	1,092	3,705	—	—	—
Acquisition and integration-related charges(1)	19,463	1,391	16,397	1,675	—	—
Litigation charges	1,249	—	1,249	—	—	—
EU Medical Device Regulation charges	1,109	—	1,109	—	—	—
Discontinued product line charges	1,400	1,400	—	—	—	—
Intangible asset amortization expense	16,628	11,349	—	—	5,279	—
Estimated income tax impact from above adjustments and other items (2)	(20,994)	—	—	—	—	(20,994)
Total adjustments	$23,652	$15,232	$22,460	$1,675	$5,279	$(20,994)

Depreciation expense	10,464	—	—	—	—	—

a)	COGS - Cost of goods sold

b)	SG&A - Selling, general and administrative

c)	R&D - Research & Development

d)	Amort. - Intangible asset amortization

e)	Tax - Income tax expense (benefit)

(1) Acquisition and integration-related charges are associated with the Codman Neurosurgery acquisitions and include banking, legal, consulting, systems, and other expenses.
(2) Includes a one-time tax benefit of $10.8 million related to a federal tax holiday in Switzerland granted in March 31, 2019.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO ADJUSTED EBITDA
(UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2020	2019

GAAP net income	$9,180	$32,756
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	29,150	27,092
Other income (expense), net	479	(3,236)
Interest expense, net	9,913	10,721
Income tax expense (benefit)	2,262	(7,933)
Discontinued product lines charges	3,185	1,400
Structural optimization charges	2,896	4,797
Litigation charges	345	1,249
EU Medical Device Regulation charges	2,187	1,109
Acquisition and integration-related charges(1)	6,166	19,463
COVID-19 related charges	$4,706	—
Convertible debt non-cash interest	2,529	—
Expenses related to debt refinancing	2,740	—

Total of non-GAAP adjustments	66,558	54,662
Adjusted EBITDA	$75,738	$87,418

(1) Acquisition and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, and Rebound Therapeutics acquisitions and include banking, legal, consulting, systems, and other expenses.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO MEASURES OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019

GAAP net income	$9,180	$32,756
Non-GAAP adjustments:
Structural optimization charges	2,896	4,797
Acquisition and integration-related charges(1)	6,166	19,463
COVID-19 related charges	4,706	—
EU Medical Device Regulation charges	2,187	1,109
Litigation charges	345	1,249
Discontinued product lines charges	3,185	1,400
Intangible asset amortization expense	18,666	16,628
Expenses related to debt refinancing	2,740	—
Convertible debt non-cash interest	2,529	—
Estimated income tax impact from adjustments and other items (2)	(11,255)	(20,994)

Total of non-GAAP adjustments	32,165	23,652
Adjusted net income	$41,345	$56,408

Adjusted diluted net income per share	$0.48	$0.65
Weighted average common shares outstanding for diluted net income per share	$85,892	86,258

(1) Acquisition and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, and Rebound Therapeutics acquisitions and include banking, legal, consulting, systems, and other expenses.
(2) Includes a one-time tax benefit of $10.8 million related to a federal tax holiday in Switzerland granted in March 31, 2019

CONDENSED BALANCE SHEET DATA
(UNAUDITED)

(In thousands)

	March 31, 2020	December 31, 2019

Cash and cash equivalents	$357,712	$198,911
Accounts receivable, net	245,546	275,296
Inventories, net	338,082	316,054

Senior credit facility	1,018,032	1,198,561
Accounts receivable securitization	98,500	104,500
Long-term convertible securities	460,159	—

Stockholders' equity	$1,341,803	$1,416,736

CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In thousands)

	Three Months Ended March 31,
	2020	2019

Net cash provided by operating activities	$20,814	$29,484
Net cash used in investing activities	(21,485)	(15,806)
Net cash provided by financing activities	162,005	5,393
Effect of exchange rate changes on cash and cash equivalents	(2,533)	(884)

Net increase in cash and cash equivalents	$158,801	$18,187

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP OPERATING CASH FLOW TO
MEASURES OF FREE CASH FLOW AND FREE CASH FLOW CONVERSION
(UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2020	2019
Net cash provided by operating activities	$20,813	$29,484

Purchases of property and equipment	(16,519)	(16,086)
Free cash flow	4,294	13,398

Adjusted net income(1)	$41,345	$56,408
Adjusted free cash flow conversion	10.4%	23.8%

	Twelve Months Ended March 31,
	2020	2019
Net cash provided by operating activities	$222,769	$187,640

Purchases of property and equipment	(69,971)	(78,440)
Adjusted free cash flow	152,798	109,200

Adjusted net income(1)	$222,310	$213,716
Adjusted free cash flow conversion	68.7%	51.1%

(1) Adjusted net income for quarters ended March 31, 2019 and 2020 are reconciled above. Adjusted net income for remaining quarters in the trailing twelve months calculation have been previously reconciled and are publicly available in the Quarterly Earnings Call Presentations on our website at investor.integralife.com under Events & Presentations.

The Company calculates adjusted free cash flow conversion by dividing its free cash flow by adjusted net income. The Company believes this measure is useful in evaluating the significance of the cash special charges in its adjusted earnings measures.